Exhibit 10.4

THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE PURSUANT TO THE PG&E CORPORATION OFFICER SEVERANCE PLAN, ADOPTED BY THE NOMINATING, COMPENSATION, AND GOVERNANCE COMMITTEE OF PG&E CORPORATION, AND ARE NOT SUBJECT TO NEGOTIATION

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into by and between G. Robert Powell and PG&E Corporation (the “Corporation”) (collectively the “Parties”) and sets forth the terms and conditions of Mr. Powell’s separation from employment with the Corporation.  The “Effective Date” of this Agreement is defined in paragraph 17(a).

1.           Resignation.  Effective the close of business on March 5, 2008 (for purposes of this Agreement, the “Date of Resignation”), Mr. Powell will resign from his positions as Vice President, Chief Financial Officer and Controller of Pacific Gas and Electric Company and Vice President and Controller of PG&E Corporation, and resign from employment with the Corporation.  Mr. Powell shall have until March 26, 2008, to accept this Agreement by submitting a signed copy to the Corporation.  Regardless of whether Mr. Powell accepts this Agreement, on his Date of Resignation, he will be paid all salary or wages and vacation accrued, unpaid and owed to him as of that date, he will remain entitled to any other benefits to which he is otherwise entitled under the provisions of the Corporation’s plans and programs, and he will receive notice of the right to continue his existing health-insurance coverage pursuant to COBRA.

The benefits set forth in paragraph 2 below are conditioned upon Mr. Powell’s acceptance of this Agreement.

2.           Separation benefits.  Even though Mr. Powell is not otherwise entitled to them, in consideration of his acceptance of this Agreement, the Company will provide to Mr. Powell the following separation benefits:

a.           Severance payment.  Under the terms of the PG&E Corporation Officer Severance Policy, Mr. Powell’s severance payment amount is Six Hundred Sixty-Seven Thousand Seven Hundred Twenty-Five Dollars ($667,725) of which Sixty-Two Thousand Six Hundred Twenty-Eight Dollars ($62,628) will be converted into additional age to age 55 under the PG&E Corporation Supplemental Executive Retirement Plan.  As a result, Mr. Powell will be entitled to receive an annual defined supplemental pension benefit as a single life annuity of Six Hundred Twenty-Six Dollars and Eighty-Six Cents ($626.86) beginning on the first of October 2008.  On the Effective Date of this Agreement as set forth in paragraph 17(a) below, the Corporation will make a lump-sum payment to Mr. Powell in the gross amount of Six Hundred Five Thousand Ninety-Seven Dollars ($605,097), less applicable withholdings and deductions.

b.           Stock.  Upon the Date of Resignation, but conditioned on the occurrence of the Effective Date of this Agreement as set forth in paragraph 17(a) below, all unvested  restricted stock grants, and performance share grants provided to Mr. Powell under PG&E Corporation’s 2006 Long-Term Incentive Plan shall continue to vest, terminate, or be canceled as provided under the terms of their respective plans or program, as modified by the PG&E Corporation Officer Severance Policy in effect at the time this Agreement is signed by Mr.

Powell.  The payment and withdrawal of Mr. Powell’s restricted stock grants, and performance share grants shall be as provided under the terms of their respective plans or program, as modified by the PG&E Corporation Officer Severance Policy in effect at the time this Agreement is signed by Mr. Powell.

d.           Career transition services.  For a maximum period of one year following the Date of Resignation, the Corporation will provide Mr. Powell with executive career transition services from the firm of Torchiana, Mastrov & Sapiro, Inc., in accordance with the contract between the Corporation and Torchiana, Mastrov & Sapiro, Inc.  Mr. Powell’s entitlement to services under this Agreement will terminate when he becomes employed, either by another employer or through self-employment other than consulting with the Corporation.  If Mr. Powell becomes employed, he will promptly notify PG&E Corporation’s Human Resources Officer to enable the Corporation to end the provision of services to him by Torchiana, Mastrov & Sapiro, Inc.

e.           Payment of COBRA premiums.  If Mr. Powell elects and is otherwise eligible to continue his existing health-insurance coverage pursuant to COBRA, the Corporation will pay his monthly COBRA premiums for the eighteen-month period commencing the first full month after the Date of Resignation and until and unless Mr. Powell becomes covered under the health-insurance plan of another employer or through self-employment.  Mr. Powell will promptly notify the PG&E Corporation’s Human Resources Officer if he becomes employed within that period.

3.           Defense and indemnification in third-party claims.  The Corporation and/or its parent, affiliate, or subsidiary will provide Mr. Powell with legal representation and indemnification protection in any legal proceeding in which he is a party or is threatened to be made a party by reason of the fact that he is or was an employee or officer of the Corporation and/or its parent, affiliate or subsidiary, in accordance with the terms of the resolution of the Board of Directors of PG&E Corporation dated December 18, 1996.

4.           Cooperation with legal proceedings.  Mr. Powell will, upon reasonable notice, furnish information and proper assistance to the Corporation and/or its parent, affiliate or subsidiary (including truthful testimony and document production) as may reasonably be required by them or any of them in connection with any legal, administrative or regulatory proceeding in which they or any of them is, or may become, a party, or in connection with any filing or similar obligation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Corporation and/or its parent, affiliate or subsidiary will pay all reasonable expenses incurred by Mr. Powell in complying with this paragraph.

5.           Release of claims and covenant not to sue.

a.           In consideration of the separation benefits and other benefits the Corporation is providing under this Agreement, Mr. Powell, on behalf of himself and his representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that he ever had, now has or might have as of the Effective Date against the Corporation or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns.  These released claims include, without limitation, any claims arising from or related to Mr. Powell’s employment with the Corporation, its parent or any of its affiliates and subsidiaries, and the termination of that employment.  These released claims also specifically include, but are not limited, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys’ fees.

b.           Mr. Powell acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by him to exist.  Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Mr. Powell specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

c.           With respect to the claims released in the preceding paragraphs, Mr. Powell will not initiate or maintain any legal or administrative action or proceeding of any kind against the Corporation or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

6.           Re-employment.  Mr. Powell will not seek any future re-employment with the Corporation, its parent or any of its subsidiaries or affiliates.  This paragraph will not, however, preclude Mr. Powell from accepting an offer of future employment from the Corporation, its parent or any of its subsidiaries or affiliates.

7.           Non-disclosure.

a.           Mr. Powell will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Agreement without the express written consent of the PG&E Corporation’s Chief Legal Officer unless otherwise required or permitted by law.  Notwithstanding the preceding sentence, Mr. Powell may disclose the terms and conditions of this Agreement to his family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to him, provided that the person first agrees to keep the information confidential and not to make any disclosure of the terms and conditions of this Agreement unless otherwise required or permitted by law.

b.           Mr. Powell will not use, disclose, publicize, or circulate any confidential or proprietary information concerning the Corporation or its subsidiaries or affiliates, which has come to his attention during his employment with the Corporation, unless doing so is expressly authorized in writing by the PG&E Corporation’s Chief Legal Officer, or is otherwise required or permitted by law.  Before making any legally-required or permitted disclosure, Mr. Powell will give the Corporation notice at least ten (10) business days in advance.

8.           No unfair competition.

a.           Mr. Powell will not engage in any unfair competition against the Corporation, its parent or any of its subsidiaries or affiliates.

b.           For a period of one year after the Effective Date, Mr. Powell will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing customer of the Corporation or its parent, affiliates or subsidiaries;

(2)
any prospective customer of the Corporation or its parent, affiliates or subsidiaries about whom Mr. Powell acquired information as a result of any solicitation efforts by the Corporation or its parent, affiliates or subsidiaries, or by the prospective customer, during Mr. Powell’s employment with the Corporation;

(3)	any existing vendor of the Corporation or its parent, affiliates or subsidiaries;

(4)
any prospective vendor of the Corporation or its parent, affiliates or subsidiaries, about whom Mr. Powell acquired information as a result of any solicitation efforts by the Corporation or its parent, affiliates or subsidiaries, or by the prospective vendor, during Mr. Powell’s employment with the Corporation;

(5)
any existing employee, agent or consultant of the Corporation or its parent, affiliates or subsidiaries, to terminate or otherwise alter the person’s or entity’s employment, agency or consultant relationship with the Corporation or its parent, affiliates or subsidiaries; or

(6)
any existing employee, agent or consultant of the Corporation or its parent, affiliates or subsidiaries, to work in any capacity for or on behalf of any person, company or other business enterprise that is in competition with the Corporation or its parent, affiliates or subsidiaries.

9.           Material breach by Employee.  In the event that Mr. Powell breaches any material provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6, 7, and/or 8, the Corporation will have no further obligation to pay or provide to him any unpaid amounts or benefits specified in this Agreement and will be entitled to immediate return of any and all amounts or benefits previously paid or provided to him under this Agreement and to recalculate any future pension benefit entitlement without the additional credited age he received or would have received under this Agreement.  Despite any breach by Mr. Powell, his other duties and obligations under this Agreement, including his waivers and releases, will remain in full force and effect.  In the event of a breach or threatened breach by Mr. Powell of any of the provisions in paragraphs 4, 5, 6, 7, and/or 8, the Corporation will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, the Corporation will also be entitled to specific performance by Mr. Powell of his obligations under paragraphs 4, 5, 6, 7, and/or 8.  Pursuant to paragraph 14, and except as otherwise prohibited or limited by law, Mr. Powell will also be liable for any litigation costs and expenses that the Corporation incurs in successfully seeking enforcement of its rights under this Agreement, including reasonable attorney’s fees.

10.           Material breach by the Corporation.  Mr. Powell will be entitled to recover actual damages in the event of any material breach of this Agreement by the Corporation, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement.  In the event of a breach or threatened breach by the Corporation of any of its material obligations to him under this Agreement, Mr. Powell will be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of the Corporation’s obligations and any other applicable equitable or injunctive relief.  Pursuant to paragraph 14, and except as prohibited or limited by law, the Corporation will also be liable for any litigation costs and expenses that Mr. Powell incurs in successfully seeking enforcement of his rights under this Agreement, including reasonable attorney’s fees.  Despite any breach by the Corporation, its other duties and obligations under this Agreement will remain in full force and effect.

11.            No admission of liability.  This Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

12.           Complete agreement.  This Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided Mr. Powell with any different severance arrangements).  The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement.  Parol evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

13.           Severability.  If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions will remain in full force and effect except that, should paragraphs 4, 5, 6, 7, and/or 8 be held invalid, void or unenforceable, either jointly or separately, the Corporation will be entitled to rescind the Agreement and/or recover from Mr. Powell any payments made and benefits provided to him under this Agreement.

14.           Arbitration.  With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Mr. Powell’s employment with the Corporation (or with the employing subsidiary), the separation of Mr. Powell from that employment and from his positions as an officer and/or director of the Corporation or any subsidiary or affiliate, or any claims for benefits, will be resolved exclusively by final and binding arbitration using a three-member arbitration panel in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that in rendering their award, the arbitrators will be limited to accepting the position of Mr. Powell or the Corporation.  The only claims not covered by this paragraph are any non-waivable claims for benefits under workers’ compensation or unemployment insurance laws, which will be resolved under those laws.  Any arbitration pursuant to this paragraph will take place in San Francisco, California.  The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance.  The prevailing party in any dispute or controversy covered by this paragraph, or with respect to any request for specific performance, injunctive or other equitable relief, will be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys’ fees, except as prohibited or limited by law.  The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph.  Judgment may be entered on the arbitrators’ award in any court of competent jurisdiction.  Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action related to the subject matter of this Agreement will be the California state and federal courts having within their jurisdiction the location of the Corporation’s principal place of business in California at the time of such action, and both Parties hereby consent to the jurisdiction of such courts for any such action.

15.           Governing law.  This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to their conflicts of laws provisions.

16.           No waiver.  The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party’s right to exercise or enforce such provisions.  No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

17.           Acceptance of Agreement.

a.           Mr. Powell was provided up to 21 days to consider and accept the terms of this Agreement and was advised to consult with an attorney about the Agreement before signing it.  The provisions of the Agreement are, however, not subject to negotiation.  After signing the Agreement, Mr. Powell will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement.  To revoke, Mr. Powell will submit a signed statement to that effect to PG&E Corporation’s Chief Legal Officer before the close of business on the seventh day.  If Mr. Powell does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after he has signed it.

b.           Mr. Powell acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of his choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.

Dated:	3/6/08 .	PG&E CORPORATION

By: JOHN R. SIMON
Dated:	March 6, 2008 .	G. ROBERT POWELL
G. ROBERT POWELL

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